Exhibit 10.5

BANK OF THE CAROLINAS CORPORATION

135 Boxwood Village Drive

Mocksville, North Carolina 27028

July 15, 2014

RMB Capital Management LLC c/o Anton Schutz

150 Allens Creek Road

Rochester, NY 14618

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement, dated as of July 15, 2014 (the “Purchase Agreement”), between Bank of the Carolinas Corporation, a North Carolina corporation (the “Company”) and the purchasers identified on the signature pages thereto (the “Purchasers”). In connection with the execution and delivery of the Purchase Agreement, the Company and the Purchasers named on Schedule A hereto (the “RMB Capital Purchasers”) are contemporaneously entering into this agreement (the “Side Letter Agreement”) and, as such, the parties hereto acknowledge and agree that this Side Letter Agreement shall remain in full force and effect notwithstanding the execution and delivery of the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

The Company and each RMB Capital Purchaser hereby agree as follows:

1. Board Appointment. Following the Closing, RMB Capital Management LLC shall be entitled to have one (1) representative appointed to the Board of Directors of the Company, who shall initially be Anton Schutz; provided, that RMB Capital Management LLC shall, and shall cause each of its representatives who may have access to any of the information made available at any meeting of the Company’s Board of Directors or provided by the Company to its Board of Directors to, hold in confidence and not disclose or use, directly or indirectly, any such information, other than in connection with RMB Capital Management LLC’s investment in the Company; provided further, that the Company reserves the right not to provide information to RMB Capital Management LLC or its representatives (except Mr. Schutz) and to exclude them from any meeting or portion thereof if attendance at such meeting by them would adversely affect the attorney-client privilege between the Company and its counsel or if any of RMB Capital Management LLC or its representatives is or becomes a competitor, or affiliated in any manner with a competitor, of the Company.

2. Conflicting Terms. This Side Letter Agreement constitutes a valid and binding agreement of the Company and the RMB Capital Purchasers and shall survive the execution and delivery of the Purchase Agreement. In the event of any conflict between the provisions of this Side Letter Agreement and the provisions of the Purchase Agreement, the provisions of this Side Letter Agreement shall prevail and be given effect.

3. Counterparts. This Side Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Side Letter Agreement as of the date first above written.

Very truly yours,

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Name:	Stephen T. Talbert
Title:	CEO and President

ACCEPTED AND AGREED as of

the date first written above by the undersigned,

thereunto duly authorized

RMB Capital Management LLC

As investment adviser on behalf of the RMB Capital Purchasers

By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Chief Operating Officer of RMB Capital Management LLC